Eaton Scientific Systems, Inc. 10-K

Exhibit 10.12

CONSULTING AGREEMENT

CONSULTING AGREEMENT (this “Agreement”) dated as of the 1st day of January, 2013, between Eaton Scientific Systems, Inc. (the “Company”), a Nevada corporation, at 9595 Wilshire Blvd., Suite 900, Beverly Hills, CA 90212, and Huntington Chase Financial Group, LLC (the “Consultant”) a Nevada limited liability corporation at 1327 Ocean Avenue, Suite M, Santa Monica, CA 90401.

WHEREAS, the Company desires to retain Consultant to render consulting and strategic advisory services as outlined in the Scope of Work in Exhibit “A” of this Agreement on the terms and conditions set forth in this Agreement, and Consultant desires to be retained by the Company on such terms and conditions; and

WHEREAS, the Consultant has provided the Company with consulting and strategic advisory services since July 1, 2012, for which no compensation has been provided;

NOW, THEREFORE, in consideration of the services, the mutual agreements herein set forth and other good and valuable consideration, the parties agree as follows:

1.	Engagement of Consultant; Services Performed.

1.1.
The Company hereby retains Consultant to render such consulting and advisory services as the Company may request.  Consultant hereby accepts such engagement and agrees to perform such services for the Company upon the terms and conditions set forth in this Agreement.

1.2.
During the Term (as defined in Section 2), Consultant shall devote such time, attention, skill and energy to the business of the Company as may be reasonably required to perform the services required by this Agreement up to a maximum time commitment of 160 hours in any calendar month, and shall assume and perform to the best of his ability such reasonable responsibilities and duties as the Company shall assign to Consultant from time to time.

1.3.
Consultant shall perform the services hereunder from time to time at the Company’s principal office but he shall, at the Company’s expense, also be required to render the services at such other locations as the Company may specify from time to time.

1.4.
In rendering services hereunder, Consultant shall be acting as an independent contractor and not as a employee or agent of the Company.  As an independent contractor, Consultant shall have no authority, express or implied, to commit or obligate the Company in any manner whatsoever, except as specifically authorized from time to time in writing by an authorized representative of the Company, which authorization may be general or specific.  Nothing contained in this Agreement shall be construed or applied to create a partnership.  Consultant shall be responsible for the payment of all federal, state, provincial or local taxes payable with respect to all amounts paid to Consultant under this Agreement; provided, however, that if the Company is determined to be liable for collection and/or remittance of any such taxes, Consultant shall immediately reimburse the Company for all such payments made by the Company.

Eaton Scientific Systems, Inc.	Consulting Agreement
Huntington Chase Financial Group, LLC	Page 2 of 7

2.
Term.  Unless terminated at an earlier date in accordance with Section 4, this Agreement shall commence as of the date first written above and shall continue for a continuous period of three years (the “Term”).

3.	Compensation.

3.1.	Cash:

3.1.1.	As compensation for Consultant’s services rendered between July 1, 2012 and December 31, 2012, the Company shall pay to Consultant a one-time consulting fee of $90,000 (ninety thousand dollars); and

3.1.2.
As compensation for Consultant’s services hereunder, the Company shall pay to Consultant a consulting fee of $15,000 (fifteen thousand) dollars per month (the “Base Fee”) for the Term of the Agreement.

3.2.	Stock: The Company and Consultant will work in “good faith to develop a stock incentive plan for Consultant.

4.	Termination By the Company.

4.1.
For Cause. Company will have the right to immediately terminate Consultant's services and this Agreement for cause.  "Cause" means:  any material breach of this Agreement by Consultant, including, without limitation, breach of Consultant’s covenants in Sections 6 and 7; any failure to perform assigned job responsibilities that continues unremedied for a period of ten (10) days after written notice to Consultant by Company; conviction of a felony or failure to contest prosecution for a felony; violation of any statute, rule or regulation, any of which in the judgment of Company is harmful to the business of the Company or to Company’s reputation; unethical practices; dishonesty; disloyalty; or any reason that would constitute cause under the laws of Nevada.  Upon termination of Consultant's engagement hereunder for cause or upon the death or disability of Consultant, Consultant will have no rights to any unvested benefits or any other compensation or payments after the termination date or the last day of the month in which Consultant’s death or disability occurred.

For purposes of this Agreement, “disability” means the incapacity or inability of Consultant, whether due to accident, sickness or otherwise, as determined by a medical doctor acceptable to the Board of Directors of Company and confirmed in writing by such doctor, to perform the essential functions of Consultant’s position under this Agreement, with or without reasonable accommodation (provided that no accommodation that imposes undue hardship on Company will be required) for an aggregate of ninety (90) days during any period of one hundred eighty (180) consecutive days.

4.2.
Without Cause.  Company may terminate Consultant's engagement under this Agreement without cause and without advance notice; provided, however, that Company will continue to pay, as severance pay, Consultant’s Base Fee at the rate in effect on the termination date for a period of six (6) months; provided, further, that Company will be entitled to offset any severance pay otherwise payable to Consultant by the amount of any compensation or consulting fees being paid to Consultant by another party while severance pay would otherwise be payable.  Such payments will be at usual and customary pay intervals of Company and will be subject to all appropriate deductions and withholdings.

Eaton Scientific Systems, Inc.	Consulting Agreement
Huntington Chase Financial Group, LLC	Page 3 of 7

4.3.
Termination By Consultant. Consultant may terminate Consultant’s engagement under this Agreement for any reason provided that Consultant gives Company at least thirty (30) days’ notice in writing.  Company may, at its option, accelerate such termination date to any date at least two weeks after Consultant’s notice of termination.  Company may, at its option, relieve Consultant of all duties and authority after notice of termination has been provided.  All compensation, payments will cease on the termination date.

5.
Expenses.  In addition to the payment of consulting fees set forth above, the Company shall reimburse Consultant all actual out-of-pocket costs for long-distance telephone services, facsimile transmissions, photocopying, courier services and postage, and all reasonable travel, lodging and per diem expenses, that he shall incur in connection with the rendering of Consultant’s services; provided that the Company shall have no obligation to reimburse any of such expenses except upon provision by Consultant of adequate documentation thereof in such form as the Company shall reasonably request; and provided further, that the Company shall have no such obligation in respect of any travel, lodging or per diem expenses unless the travel to which such expenses relate shall have been authorized in advance by the Company.

6.	Protection of Trade Secrets, Know-How and/or Other Confidential Information of the Company.

6.1.
Confidential Information.  Except as permitted or directed by the Company, during the Term or at any time thereafter Consultant shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company that Consultant has acquired or become acquainted with or will acquire or become acquainted with during the Term or during engagement by the Company prior to the Term, whether developed by Consultant or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, products or future products, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential information or secret aspects of the business of the Company.  Consultant acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company acquired at great time and expense by the Company and its predecessors, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company.  Both during and after the Term, Consultant will refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company.  The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this Agreement by Consultant.

6.2.
Know-How and Trade Secrets.  All know-how and trade secret information conceived or originated by Consultant which arises out of the performance of the services hereunder or any related material or information shall be the property of the Company, and all rights therein are hereby assigned to the Company.

6.3.
Return of Records.  Upon termination of this Agreement, Consultant shall deliver to the Company all property that is in his possession and that is the Company’s property or relates to the Company’s business, including, but not limited to records, notes, data, memoranda, software, electronic information, models, equipment, and any copies of the same.

Eaton Scientific Systems, Inc.	Consulting Agreement
Huntington Chase Financial Group, LLC	Page 4 of 7

7.	Miscellaneous.

7.1.
Entire Agreement.  This Agreement (including any exhibits, schedules and other documents referred to herein) contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter hereof.

7.2.
Counterparts.  This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

7.3.
Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provision of this Agreement will not be affected or impaired thereby.

7.4.
Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives and, to the extent permitted by subsection (e), successors and assigns.

7.5.	Assignment. This Agreement and the rights and obligations of the parties hereunder shall not be assignable, in whole or in part, by either party without the prior written consent of the other party.

7.6.
Modification, Amendment, Waiver or Termination.  No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement.  No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

7.7.
Notices.  All notices, consents, requests, instructions, approvals or other communications provided for herein shall be in writing and delivered by personal delivery, overnight courier, mail, electronic facsimile or e-mail addressed to the receiving party at the address set forth herein.  All such communications shall be effective when received.

Any party may change the address set forth above by notice to each other party given as provided herein.

To:	Eaton Scientific Systems, Inc.
9595 Wilshire Blvd., Suite 900
Beverly Hills, CA 90212

To:	Huntington Chase Financial Group, LLC
Edward W. Withrow III
1327 Ocean Avenue Suite M
Santa Monica, CA 90401

Eaton Scientific Systems, Inc.	Consulting Agreement
Huntington Chase Financial Group, LLC	Page 5 of 7

7.8.	Headings. The headings and any table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

7.9.
Governing Law.  ALL MATTERS RELATING TO THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEVADA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PROVISIONS THEREOF.

7.10.	Third-Party Benefit. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations or liabilities of any nature whatsoever.

7.11.
No Waiver.  No delay on the part of the Company in exercising any right hereunder shall operate as a waiver of such right.  No waiver, express or implied, by the Company of any right or any breach by Consultant shall constitute a waiver of any other right or breach by Consultant.

7.12.
Jurisdiction and Venue.  THIS AGREEMENT MAY BE ENFORCED IN ANY FEDERAL COURT OR STATE COURT SITTING IN CALIFORNIA, AND EACH PARTY CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUM IS NOT CONVENIENT.  IF ANY PARTY COMMENCES ANY ACTION UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT IN ANOTHER JURISDICTION OR VENUE, ANY OTHER PARTY TO THIS AGREEMENT SHALL HAVE THE OPTION OF TRANSFERRING THE CASE TO THE ABOVE-DESCRIBED VENUE OR JURISDICTION OR, IF SUCH TRANSFER CANNOT BE ACCOMPLISHED, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

7.13.
Remedies.  The parties agree that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may, in its discretion, apply to any court of law or equity of competent jurisdiction for specific performance and injunctive relief in order to enforce or prevent any violations this Agreement, and any party against whom such proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law and agrees not to raise the defense that the other party has an adequate remedy at law.

[ Signature Page Immediately Following ]

Eaton Scientific Systems, Inc.	Consulting Agreement
Huntington Chase Financial Group, LLC	Page 6 of 7

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph.

EATON SCIENTIFIC SYSTEMS, INC.

By:	/s/ Michael Borkowski
Michael Borkowski
Its:	Chief Executive Officer

HUNTINGTON CHASE FINANCIAL GROUP, LLC

By	/s/ Edward W. Withrow III
Edward W. Withrow III
Its:	Managing Member

Eaton Scientific Systems, Inc.	Consulting Agreement
Huntington Chase Financial Group, LLC	Page 7 of 7

EXHIBIT “A”

Scope of Work Provided by Consultant

1.	Advise on strategic business opportunities;

a.	Review potential strategic opportunities

b.	Review and consult on valuations

c.	Review and advise management of market potential of opportunity of targeted business opportunities.

2.	Advise on capitalization matters and financings;

a.	Perform or review due diligence on capital sources

b.	Introduce Company to potential strategic partners.

c.	Develop capitalization materials and interface with the financial community

3.	Advise on Marketing related matters;

a.	Interface with outside marketing vendors.